Deutsche Bank

Q4/FY 2020 results

4 February 2021

Profitable and resilient through transformation

- Return to post-tax profit despite challenges faced in 2020
- Core Bank profit growth more than offset transformation effects and elevated provisions for credit losses
- Execution discipline demonstrated through 6 quarters of successful transformation
- Refocused strategy driving visible franchise improvements and revenue growth
- Proven risk management capabilities through the pandemic with ongoing investments in controls
- Strong balance sheet well positioned to support clients and self-fund remainder of transformation

Delivered on all milestones in 2020

	2020 milestones	2020	
Adjusted costs(1)	€ 19.5bn	€ 19.5bn	✓
Provision for credit losses (in bps of average loans)	35 – 45bps	41bps	✓
Leverage ratio(2)	4.5%	4.7%	✓
CET 1 ratio(3)	~13.0%	13.6%	✓
Capital Release Unit risk weighted assets	€ 38bn	€ 34bn	✓
Sustainable financing and investing volumes	>€ 20bn	>€ 40bn	✓

(1) Excluding transformation charges of € 490m and expenses of € 360m incurred in 2020 eligible for reimbursement related to Prime Finance. 2020 reported noninterest expenses: € 21.2bn, 2020 reported Adjusted costs: € 20.4bn. Detailed on slide 32
(2) 2020 leverage exposure excludes certain central bank balances following the implementation of the CRR Quick Fix
(3) Throughout this presentation CET1 ratio includes effects resulting from IFRS9 transitional arrangements which we applied from 30 June 2020. Detailed in the Financial Data Supplement

Disciplined delivery of transformation agenda

Key achievements in Q4 2020

- Signed and closed sale of Postbank Systems
- Signed multi-year strategic partnership with Google Cloud
- Concluded balance of interest agreements with workers council in Germany
- Extended insurance partnerships with Talanx and Zurich Insurance
- Created German Business Banking unit

85% of transformation related effects taken

Transformation delivery in 2020

- **>100%** Achieved targeted cost savings from core transformation initiatives
- **>300** Key milestones achieved
- **>60** Key core transformation initiatives in progress(1)

(1) Key deliverable portfolio and associated indicators / benefits will change as key deliverables are completed and / or new ones on-boarded. All benefits validated against books and records

Refocused strategy driving franchise improvements in 2020

Corporate Bank

- € 78bn deposits under charging agreements
- 20% growth in payment volumes[(1)]
- Grew Asia Pacific revenues 4%[(2)]

Investment Bank

- Double digit FIC revenue growth in all four quarters
- O&A revenues outperformed fee pool growth in all four quarters[(3)]
- 31% revenue growth with top 100 institutional clients

Private Bank

- ~€ 100m incremental repricing revenues
- Grew net new client loans by € 13bn
- Net inflows in investment products of € 16bn with € 5bn of deposit conversion

Asset Management

- € 30bn net inflows, ~30% in ESG assets
- At € 793bn, AuM reached record highs for DWS
- Stable management fees despite market volatility and industry wide margin pressure

(1) With FinTech, platform and e-commerce clients
(2) FX adjusted
(3) Source: Dealogic

Growing revenues under refocused strategy

Core Bank revenues[1] excluding specific items[2], in € bn



Group
23.2
24.0
22.8
24.2
~24.4
6%
~0.4% CAGR
Corporate Bank
Investment Bank
Private Bank
Asset Management
5.2
7.0
8.1
2.3
5.2
9.3
8.1
2.2
2019
2020
2022 Group revenue plan as of 9 December 2020

Note: Throughout this presentation totals may not sum due to rounding differences. From 1 Jan 2020 financials have been prepared in accordance with IFRS as endorsed by the EU

(1) Corporate & Other revenues (FY 2019: € 147m, FY 2020: € (530)m) are not shown on this chart but are included in Core Bank totals

(2) Detailed on slide 32

Cost discipline continues for the 12th consecutive quarter

Adjusted cost excluding transformation charges, in € bn

Adjusted cost ex transformation charges[1]



Bank levies
Prime Finance(2)
0.7
5.7
5.6
5.5
5.4
0.6
5.3
5.3
5.2
5.0
0.1
0.5
4.9
0.1
0.1
4.7
0.1
4.7
0.1
4.6
0.1
Q1
Q2
Q3
Q4
Q1
Q2
Q3
Q4
Q1
Q2
Q3
Q4
2018
2019
2020
Prime Finance(2)
0.1
21.5
(9)%
0.4
19.5
2019
2020

(1) Adjusted costs excluding bank levies and transformation charges related to the strategic announcement on 7 July 2019. No transformation charges in 2018. Detailed on slides 31 and 32. Q4 2020 reported noninterest expenses: € 5.0bn

(2) Expenses eligible for reimbursement related to Prime Finance. Detailed on slide 27

Strategic transformation drives growth and higher profitability

In € bn, unless stated otherwise

Operating leverage[1]


Group
Core Bank
12%
11%
3%
(1)%
2019
2020

Adjusted profit (loss) before tax (PBT)[2]


Group reported PBT
(2.6)
1.0
2.7
52%
4.2
Core Bank
(2.4)
(2.0)
Capital Release Unit
2019
2020

(1) Year on year change in % of revenues excluding specific items less year on year change in % of adjusted costs excluding transformation charges. Detailed on slide 35
(2) Detailed on slide 34

Maintained strong balance sheet

	2019	2020	
Common Equity Tier 1 capital ratio	13.6%	13.6%	~315bps above regulatory requirements[1]
Liquidity reserves	€ 222bn	€ 243bn	Improved quality and cost of funding base
Liquidity Coverage Ratio	141%	145%	€ 66bn above regulatory requirements
Provision for credit losses as a % of average loans	17bps	41bps	Reflects strong portfolio performance through pandemic

(1) Maximum Distributable Amount of 10.4%

Outlook

- Robust revenue momentum: Remain confident in the growth path to 2022
- Continued cost focus: 2021 cost plans reflect incremental investments consistent with our 2022 targets
- Disciplined risk management: Provision for credit losses to remain above pre-COVID levels, but below 2020
- Robust balance sheet: Committed to maintaining CET1 ratio above 12.5%
- Execution commitment: Working towards 8% group return on tangible equity target in 2022
- Shareholder focus: € 5bn of capital for distribution to shareholders from 2022

Q4 and FY 2020 Group financial highlights

In € m, unless stated otherwise

		Q4 2020	Change in % vs. Q4 2019	FY 2020	Change in % vs. FY 2019
Revenues	Revenues	5,453	2	24,028	4
	Revenues ex specific items[1]	5,520	4	23,998	4
Costs	Noninterest expenses	5,027	(21)	21,216	(15)
	Adjusted costs ex transformation charges[2]	4,689	(8)	19,880	(8)
Profitability	Profit (loss) before tax	175	n.m.	1,021	n.m.
	Adjusted profit (loss) before tax[3]	621	n.m.	2,169	n.m.
	Profit (loss)	189	n.m.	624	n.m.
	RoTE (%)[4]	0.4	13.0ppt	0.2	11.1ppt
Risk and Capital	Provision for credit losses as a % of avg. loans (in bps)[5]	23	0bps	41	24bps
	CET1 ratio (%)	13.6	(4)bps	13.6	(4)bps
	Leverage ratio (%, fully loaded)[6]	4.7	51bps	4.7	51bps
Per share metrics	Diluted earnings per share (in €)	0.07	n.m.	0.07	n.m.
	Tangible book value per share (in €)	23.19	(1)	23.19	(1)

(1) Specific items detailed on slides 31 and 32
(2) Transformation charges of € 207m in Q4 2020, € 608m in Q4 2019, € 490m in FY 2020 and € 1,145m in FY 2019. Detailed on slides 31 and 32
(3) Adjusted profit (loss) before tax detailed on slide 34
(4) Throughout this presentation post-tax return on average tangible shareholders' equity is calculated on net income after AT1 coupons. Average tangible shareholders' equity Q4 2020: € 48.9bn, Q4 2019: € 50.8bn, FY 2020: € 49.2bn and FY 2019: € 52.6bn
(5) Q4 2020 provision for credit losses annualized as % of average loans gross of allowances for loan losses (€ 431bn for Q4 2020 and € 438bn for FY 2020)
(6) Q4 2020 leverage exposure excludes certain central bank balances after the implementation of the CRR Quick Fix. Including these balances Q4 2020 leverage ratio would have been 4.3%

Adjusted costs

In € m



Prime Finance(1)
(8)%
5,102
102
4,999
(201)
(68)
(8)
(136)
4,689
81
4,608
207
4,896
Q4 2019 ex. transformation charges
Compensation and benefits(2)
Information Technology
Professional services
Other & bank levies
Q4 2020 ex. transformation charges
Transformation charges(3)
Q4 2020
(8)%
21,616
102
21,514
(720)
(430)
(166)
(420)
19,880
360
19,520
490
20,370
FY 2019 ex. transformation charges
Compensation and benefits(2)
Information Technology
Professional services
Other & bank levies
FY 2020 ex. transformation charges
Transformation charges(3)
FY 2020

Q4 2020 year on year comments

- Reductions in all cost categories
- Lower compensation and benefits primarily reflect workforce reductions
- IT costs decreased mainly due to lower software amortization and a reduction of IT service expenses
- Decrease in professional service fees mainly reflecting a reduction in non-IT external workforce expenses and legal fees
- Further reductions across other cost categories such as travel and marketing expenses

Note: Adjusted costs detailed on slide 33

(1) Expenses eligible for reimbursement related to Prime Finance. Detailed on slide 27

(2) Excludes severance of € 69m in Q4 2020, € 86m in Q4 2019, € 203m in FY 2020 and € 162m in FY 2019, as this is excluded from adjusted costs as detailed on slide 27

(3) Detailed on slides 31 and 32

Provision for credit losses

In € bn



Corporate Bank
Capital Release Unit
Investment Bank
Other
Private Bank
1.8
0.4
0.7
0.7
0.7
0.5
0.1
0.1
0.3
0.0
0.0
0.3
0.1
0.3
0.0
0.0
0.0
0.0
2018
2019
2020

Quarterly development (in € m)



Stage 1 + 2
Stage 3
761
252
510
506
230
276
273
408
(135)
251
352
(101)
247
259
(12)
175
213
(38)
161
-54
107
140
-43
97
Q1 2019
Q2 2019
Q3 2019
Q4 2019
Q1 2020
Q2 2020
Q3 2020
Q4 2020

- FY provisions at 41bps, impacted by COVID-19, in line with our April guidance of 35-45 bps of loans
- Q4 provisions slightly below the previous quarter and remain elevated compared to pre COVID-19 levels
- Stage 3 provisions declined modestly in the quarter but remained elevated in particular in the Investment Bank
- YoY increase in Private Bank provisions partly due to € 160m net impact of portfolio sales and methodology changes[(1)]
- Positive macroeconomic outlook driving releases in COVID-19 Stage 1+2 related provisions
- Management overlays retained, catering for uncertainties in outlook

(1) Net benefit recorded in 2019 vs. 2020

Capital ratios

Movements in basis points, period end

CET1 ratio



13.3%
0
(28)
60
13.6%
Q3 2020
FX Effect
RWA change
Capital change
Q4 2020

- CET1 capital ratio increased by 31bps in the quarter
  - 33bps net improvement from regulatory changes, notably from CRR2 changes regarding the treatment of software assets (43bps)
  - 20bps improvement from RWA reduction in CRU
  - (22)bps from Core Bank RWA growth and other movements
- € 4bn of regulatory RWA inflation shifted from Q4 2020 to H1 2021 increasing 2021 RWA inflation to ~€ 20bn; most of which is expected in H1 2021

Leverage ratio, fully loaded



4.4%
3
3
18
4.7%
Q3 2020
FX Effect
Leverage Exposure change
Capital change
Q4 2020

- Leverage ratio increased by 24bps in the quarter
  - 18bps from positive CET1 capital effects
  - 3bps from seasonal decrease in trading activity
  - 3bps from FX translation effects
- Pro-forma leverage ratio 4.3% including certain central bank balances[1]

(1) Q4 2020 leverage exposure excludes € 85bn of certain central bank balances in line with the ECB's corresponding decision for Euro Area banks under its supervision dated 17 September 2020

Segment results

Corporate Bank

In € m, unless stated otherwise

		Q4 2020	Change in % vs. Q4 2019	FY 2020	Change in % vs. FY 2019
Revenues	Revenues	1,230	(4)	5,145	(2)
	Revenues ex specific items[(1)]	1,246	(3)	5,161	(2)
Costs	Noninterest expenses	995	(24)	4,218	(13)
	of which: Adjusted costs ex transformation charges[(2)]	958	(6)	3,982	(2)
Profitability	Profit (loss) before tax	162	n.m.	561	n.m.
	Adjusted profit (loss) before tax[(3)]	211	36	714	(20)
	RoTE (%)[(4)]	4.3	8.6 ppt	3.6	3.5 ppt
Balance sheet (€ bn)	Loans[(5)]	114	(4)	114	(4)
	Deposits	253	(4)	253	(4)
	Leverage exposure	274	1	274	1
Risk	Risk weighted assets (€ bn)	57	(3)	57	(3)
	Provision for credit losses as a % of average loans (in bps)[(6)]	26	(9) bps	31	7 bps

FY 2020 year on year comments

- Revenues ex specific items 2% lower, flat excluding FX translation effects
- Interest rate headwinds partially offset by deposit repricing, balance sheet management initiatives and episodic items
- Adjusted costs ex transformation charges lower from non compensation cost initiatives, headcount reductions and FX translation benefits
- Loan volume slightly lower, essentially flat FX adjusted
- Deposits slightly lower reflecting management actions
- Higher credit loss provisions mainly driven by idiosyncratic events

(1) Specific items detailed on slides 31 and 32
(2) Transformation charges of € 15m for Q4 2020, € 154m for Q4 2019, € 59m for FY 2020 and € 160m for FY 2019
(3) Detailed on slide 34
(4) Post-tax return on average tangible shareholders' equity applying a 28% tax rate. Allocated average tangible shareholders' equity Q4 2020: € 9.2bn, Q4 2019: € 9.4bn, FY 2020: € 9.3bn and FY 2019: € 9.7bn
(5) Loans gross of allowances for loan losses
(6) Q4 2020 provision for credit losses annualized as % of average loans (gross of allowances for loan losses)

Q4 2020 Corporate Bank revenue performance

In € m

X% Excluding specific items[(1)]

	Q4 2020	Change vs. Q4 2019	Excluding specific items[(1)]
Global Transaction Banking	871	(6)%	(6)%
Commercial Banking	359	1%	6%
Corporate Bank	1.230	(4)%	(3)%

Q4 2020 vs. Q4 2019 comments

Global Transaction Banking (ex FX translation effects):

- Global Transaction Banking 3% lower
- Cash Management essentially flat, as interest rate headwinds offset by deposit charging and balance sheet management initiatives
- Trade Finance and Lending essentially flat with solid performance in Lending particularly in Germany and EMEA
- Securities Services and Trust and Agency Services revenues declined as a result of interest rate reductions in key markets

Commercial Banking:

- Revenues include € 16m negative impact related to the sale of Postbank Systems
- Commercial Banking excluding specific items 6% higher, supported by the roll-out of deposit repricing and benefitting from net movements in episodic items

(1) Specific items detailed on slides 31 and 32

Investment Bank

In € m, unless stated otherwise

		Q4 2020	Change in % vs. Q4 2019	FY 2020	Change in % vs. FY 2019
Revenues	Revenues	1,888	24	9,283	32
	Revenues ex specific items[1]	1,910	28	9,255	32
Costs	Noninterest expenses	1,255	(19)	5,413	(15)
	of which: Adjusted costs ex transformation charges[2]	1,206	(9)	5,284	(9)
Profitability	Profit (loss) before tax	596	n.m.	3,171	n.m.
	Adjusted profit (loss) before tax[3]	646	n.m.	3,252	n.m.
	RoTE (%)[4]	7.0	8.4ppt	9.7	8.6ppt
Balance sheet (€ bn)	Loans[5]	69	(8)	69	(8)
	Leverage exposure	476	10	476	10
Risk	Risk weighted assets (€ bn)	128	10	128	10
	Provision for credit losses as a % of average loans (in bps)[6]	17	(4)bps	89	74bps

FY 2020 year on year comments

- Significantly higher revenues driven by strong market activity, strong client engagement and strategic transformation
- Adjusted costs ex transformation were lower driven by lower allocations, disciplined expense management
- Lower loan balances driven by disciplined risk management and targeted deployment
- Leverage increase reflecting by client activity in FIC
- RWA increase reflects regulatory inflation and increased client activity
- Significantly higher provision for credit losses primarily driven by COVID-19 related impairments

(1) Specific items detailed on slides 31 and 32
(2) Transformation charges of € 22m for Q4 2020, € 134m for Q4 2019, € 84m for FY 2020 and € 211m for FY 2019
(3) Detailed on slide 34
(4) Post-tax return on average tangible shareholders' equity applying a 28% tax rate. Allocated average tangible shareholders' equity Q4 2020: € 22.1bn, Q4 2019: € 21.3bn, FY 2020: € 21.8bn and FY 2019: € 21.2bn
(5) Loans gross of allowances for loan losses
(6) Q4 2020 provision for credit losses annualized as % of average loans (gross of allowances for loan losses)

Q4 2020 Investment Bank revenue performance

In € m



X% Excluding specific items(1)
Change vs. Q4 2019
Fixed Income, Currency Sales & Trading
1.382
17%
21%
Origination & Advisory
532
52%
52%
Other
(26)
Investment Bank
1.888
24%
28%

Q4 2020 vs. Q4 2019 comments

Fixed Income, Currency Sales & Trading:

- Significantly higher revenues in Credit from strong client engagement and constructive market conditions
- Higher FX and Emerging market revenues driven by increased volatility and strength in macro flow across regions
- Rates revenues ex specific items were essentially flat
- Financing revenues were essentially flat excluding the impact of FX translation

Origination & Advisory:

- Higher Debt Origination revenues driven by increased activity and market share gains in Investment Grade debt
- Equity Origination revenues significantly higher driven by record Special Purpose Acquisition Company activity
- Significantly higher Advisory revenues driven by increased activity, mainly in EMEA

(1) Specific items detailed on slides 31 and 32

Private Bank

In € m, unless stated otherwise

		Q4 2020	Change in % vs. Q4 2019	FY 2020	Change in % vs. FY 2019
Revenues	Revenues	1,982	(1)	8,126	(1)
	Revenues ex specific items[(1)]	2,005	1	8,100	(0)
Costs	Noninterest expenses	1,800	(16)	7,539	(7)
	of which: Adjusted costs ex transformation charges[(2)]	1,612	(10)	6,813	(6)
Profitability	Profit (loss) before tax	9	n.m.	(124)	(56)
	Adjusted profit (loss) before tax[(3)]	216	n.m.	493	(3)
	RoTE (%)[(4)]	(0.5)	7.6ppt	(1.6)	1.0 ppt
Business volume (€ bn)	Loans[(5)]	237	5	237	5
	Deposits	301	5	301	5
	Assets under Management[(6)]	493	2	493	2
Risk	Risk weighted assets (€ bn)	77	4	77	4
	Provision for credit losses as a % of average loans (in bps)[(7)]	29	8bps	31	15 bps

FY 2020 year on year comments

- Results included € 642m transformation-related effects
- Revenues excluding specific items flat as continued strong business growth offset headwinds from deposit margin compression and COVID-19
- Adjusted costs ex transformation charges declined on execution of cost reduction initiatives including workforce reductions
- Net inflows of € 16bn in investment products and € 13bn of net new client loans
- Provisions for credit losses impacted by COVID-19; prior year benefited from higher portfolio sales and methodology changes

(1) Specific items detailed on slides 31 and 32
(2) Transformation charges of € 49m for Q4 2020, € 173m for Q4 2019, € 122m for FY 2020 and € 190m for FY 2019
(3) Detailed on slide 34
(4) Post-tax return on average tangible shareholders' equity applying a 28% tax rate. Allocated average tangible shareholders' equity Q4 2020: € 10.7bn, Q4 2019: € 10.0bn, FY 2020: € 10.3bn and FY 2019: € 10.0bn
(5) Loans gross of allowances for loan losses
(6) Includes deposits if they serve investment purposes. Detailed on slide 51
(7) Q4 2020 provision for credit losses annualized as % of average loans (gross of allowances for loan losses)

Q4 2020 Private Bank revenue performance

In € m

X% Excluding specific items[1]

Change vs. Q4 2019



Private Bank Germany
1.191
(3)%
4%
International Private Bank
791[2]
2%
(4)%
Private Bank
1.982
(1)%
1%

Q4 2020 vs. Q4 2019 comments

Private Bank Germany:

- Revenues include € 88m negative impact related to the sale of Postbank Systems
- Revenues excluding specific items increased 4% as higher commission and fee income from investment and insurance products and loan growth offset deposit margin compression
- Net inflows in investment products of € 1bn and net new client loans of € 3bn mainly in mortgages

International Private Bank:

- Revenues down 2% excluding specific items and FX translation effects
- Private Banking and Wealth Management revenues excluding specific items declined on FX translation effects as COVID-19 impacts and lower interest rates were largely offset by business growth and benefits from previous relationship manager hiring
- Personal Banking revenues declined reflecting headwinds from COVID-19 and deposit margin compression
- Net inflows in investments products of € 2bn and net new client loans of € 1bn

(1) Specific items detailed on slides 31 and 32

(2) Includes revenues from Private Banking and Wealth Management of € 583m up 3%, excluding specific items declined by 5% or by 2% on FX adjusted basis. Revenues from Personal Banking of € 208m down 3%

Asset Management

In € m, unless stated otherwise

		Q4 2020	Change in % vs. Q4 2019	FY 2020	Change in % vs. FY 2019	FY 2020 year on year comments
Revenues	Revenues	599	(11)	2,229	(4)	— Revenues declined reflecting the non-recurrence of certain significant performance fees earned in 2019 — Management fees stable as margin compression and FX translation headwind was offset by improved mix of flows and market impact — Reduction in adjusted costs excluding transformation charges driven by ongoing efficiency initiatives and reduced activity due to the pandemic — Net flows of € 30bn, representing 4.0% of AuM, including € 9bn ESG
	Revenues ex specific items[(1)]	599	(11)	2,229	(4)	
Costs	Noninterest expenses	399	(9)	1,527	(11)	
	of which: Adjusted costs ex transformation charges[(2)]	390	(7)	1,485	(10)	
	Cost/income ratio (%)	67	1 ppt	68	(5) ppt	
Profitability	Profit (loss) before tax	157	(11)	544	16	
	Adjusted profit (loss) before tax[(3)]	165	(18)	586	9	
	RoTE (%)[(4)]	25.1	(2.4) ppt	21.4	3.2 ppt	
	Mgmt fee margin (bps)	28.3	(0.6) bps	28.3	(1.3) bps	
AuM (€ bn)	Assets under Management	793	3	793	3	
	Net flows	14	n.m.	30	n.m.	

(1) Specific items detailed on slides 31 and 32
(2) Transformation charges of € 4m for Q4 2020, € 21m for Q4 2019, € 5m for FY 2020 and € 30m for FY 2019
(3) Detailed on slide 34
(4) Post-tax return on average tangible shareholders' equity applying a 28% tax rate. Allocated average tangible shareholders' equity Q4 2020: € 1.7bn, Q4 2019: € 1.8bn, FY 2020: € 1.8bn and FY 2019: € 1.8bn

Corporate & Other

In € m

Profit (loss) before tax



(170)
(396)
(333)
(247)
(930)
Q4 2019
Q3 2020
Q4 2020
FY 2019
FY 2020

	Q4 2020	Change vs. Q4 2019	FY 2020	Change vs. FY 2019
Profit (loss) before tax	(333)	(162)	(930)	(684)
Funding & liquidity	(96)	47	(249)	(25)
Valuation & Timing differences[(1)]	(56)	(302)	(86)	(660)
Shareholder expenses	(97)	(13)	(403)	73
Noncontrolling interest[(2)]	50	(5)	169	(3)
Other	(134)	110	(360)	(68)

(1) Valuation and Timing reflects the mismatch in revenue from instruments accounted on an accrual basis under IFRS that are economically hedged with derivatives that are accounted for on a mark-to-market basis

(2) Reversal of noncontrolling interests reported in operating business segments (mainly Asset Management)

Capital Release Unit

In € m, unless stated otherwise

		Q4 2020	Absolute change vs. Q4 2019	FY 2020	Absolute change vs. FY 2019
Revenues	Revenues	(65)	114	(225)	(442)
	Revenues ex specific items[1]	(59)	106	(217)	(549)
Costs	Noninterest expenses	373	(319)	1,947	(1,453)
	Adjusted costs ex transformation charges[2]	317	(182)	1,744	(861)
Profitability	Profit (loss) before tax	(417)	441	(2,201)	970
	Adjusted profit (loss) before tax[3]	(363)	349	(2,014)	374
Balance sheet & Risk (€ bn)	Leverage exposure	72	(55)	72	(55)
	Risk weighted assets	34	(11)	34	(11)
	of which: Operational Risk RWA	24	(2)	24	(2)

FY 2020 year on year comments

- Significant improvement in loss before tax driven by lower costs, including lower transformation charges
- Negative revenues in current year represent a full year of executing the strategy and are driven by de-risking, funding and hedging costs, partly offset by Prime Finance cost recovery. Prior year included six months of operating revenue pre CRU formation
- Noninterest expenses declined by 43% reflecting lower adjusted costs, restructuring and severance charges and litigation
- Adjusted costs excluding transformation charges down by 33% reflecting lower service cost allocations, lower compensation and lower non-compensation costs such as professional fees and market data
- Leverage exposure declined by 43% and RWA excluding operational risk by ~€ 10bn or 48%

(1) Specific items detailed slides 31 and 32
(2) Transformation charges of € 41m for Q4 2020 and € 83m for Q4 2019, € 162m for FY 2020 and € 510m for FY 2019
(3) Detailed on slide 34

Our financial targets

	2022
Group return on tangible equity	8%
Core Bank return on tangible equity	>9%
Adjusted costs[1]	€ 16.7bn
Cost income ratio	70%
CET 1 ratio	>12.5%
Leverage ratio	~4.5%

(1) Adjusted costs excluding transformation charges

Appendix

Sustainability at Deutsche Bank

Our key focus areas / Recent achievements

Q4 achievements in blue

Sustainable Finance

- Target of more than € 200bn in financing and investment until 2025
- More than € 40bn in financing and investment versus a target of more than € 20bn for 2020
- Ranked #5 for full year 2020 and #4 for Q4 2020 for all ESG bond issuance in EUR (Dealogic)
- Deal Highlight Q4: Social Affordable Housing CMBS issuance UK (£ 220m)
- Rollout of carbon consumption app for retail clients in Germany

Policies & Commitments

- Green Financing Framework broadened for issuance of other financial instruments besides bonds
- Disclosed DB Sustainable Finance Framework aligned on a best effort basis to the EU Taxonomy
- Joined the German Financial Sector Collective Action on Climate
- Joined Equator Principles association emphasizing our commitment to responsible banking
- Strengthened our rules for financing of fossil fuels incl. commitment to exit coal mining by 2025

Own Operations

- Senior Management compensation linked to expanded ESG KPIs
- Governance strengthened by establishing a Management Board Committee for Sustainability
- Additional e-charging station installed in four key DB Locations in Germany

Thought Leadership

- Climate Statement published
- dbSustainability: a new Deutsche Bank Research offering for ESG investors launched
- Value Balancing Alliance – 1st piloting phase of standardized indicators completed

We support all the major international standards and guidelines:

UNITED NATIONS
- Business and Human Rights
- Responsible Banking
- Sustainable Development Goals
- International Bill of Rights

PARIS2015 COP21·CMP11 – Paris Pledge for Action

EU Transparency Register

Core Labor Standards of the International Labor Organization

GRI – Global Reporting Initiatives

IFC International Finance Corporation WORLD BANK GROUP

TCFD TASK FORCE ON CLIMATE-RELATED FINANCIAL DISCLOSURES

Definition of adjustments

Revenues excluding specific items	Revenues excluding specific items are calculated by adjusting net revenues under IFRS for specific revenue items which generally fall outside the usual nature or scope of the business and are likely to distort an accurate assessment of the divisional operating performance. Excluded items are Debt Valuation Adjustment (DVA) and material transactions or events that are either one-off in nature or belong to a portfolio of connected transactions or events where the P&L impact is limited to a specific period of time as shown on slides 31 and 32
Adjusted costs	Adjusted costs are calculated by deducting (i) impairment of goodwill and other intangible assets, (ii) net litigation charges and (iii) restructuring and severance from noninterest expenses under IFRS as shown on slides 31 and 32
Transformation charges	Transformation charges are costs, included in adjusted costs, that are directly related to Deutsche Bank's transformation as a result of the strategy announced on 7 July 2019 and certain costs related to incremental or accelerated decisions driven by the changes in our expected operations due to the COVID-19 pandemic. Such charges include the transformation-related impairment of software and real estate, the accelerated software amortization and other transformation charges like onerous contract provisions or legal and consulting fees related to the strategy execution as shown on slide 33
Transformation-related effects	Transformation-related effects are financial impacts, in addition to transformation charges (as defined above), which are recorded outside of adjusted costs. These include goodwill impairments in the second quarter 2019, as well as restructuring and severance expenses from the third quarter 2019 onwards. In addition to the aforementioned pre-tax items, transformation-related effects on a post-tax basis include pro-forma tax effects on the aforementioned items and deferred tax asset valuation adjustments in connection with the transformation of the Group as shown on slide 36
Expenses eligible for reimbursement related to Prime Finance	BNP Paribas and Deutsche Bank have signed a master transaction agreement to provide continuity of service to Deutsche Bank's Prime Finance and Electronic Equities clients. Under the agreement Deutsche Bank will continue to operate the platform until clients can be migrated to BNP Paribas, and expenses of the transferred business are eligible for reimbursement by BNP Paribas
Adjusted profit (loss) before tax	Adjusted profit (loss) before tax is calculated by adjusting the profit (loss) before tax under IFRS for specific revenue items, transformation charges, impairment of goodwill and other intangible assets and restructuring and severance expenses as shown on slide 34

Core Bank financial highlights

Q4 2020, in € bn, unless stated otherwise

	Core Bank	Change vs. Q4 2019	Change vs. Q3 2020	Capital Release Unit
Revenues	5.5	(0)%	(8)%	(0.1)
Revenues ex specific items	5.6	2%	(7)%	(0.1)
Noninterest expenses	4.7	(18)%	(3)%	0.4
Adjusted costs ex transformation charges[(1)]	4.4	(5)%	(2)%	0.3
Profit (loss) before tax (in € m)	591	n.m.	(35)%	(417)
Adjusted profit (loss) before tax (in € m)[(2)]	984	111%	(19)%	(363)
Post-tax return on tangible equity (in %)	3.3	12 ppt	(1) ppt	n.m.
Adjusted post-tax return on tangible equity (in %)[(3)]	5.8	5 ppt	(1) ppt	n.m.
Risk weighted assets	295	6%	3%	34
Leverage exposure (fully loaded)	1,092	5%	(1)%	72

(1) Transformation charges of € 166m in Core Bank and € 41m in Capital Release Unit in Q4 2020
(2) Profit (loss) before tax adjusted for specific revenue items, transformation charges as well as restructuring & severance costs and goodwill impairments. Detailed on slide 34
(3) Post-tax return on tangible equity adjusted for specific revenue items, transformation charges as well as Restructuring & Severance costs and goodwill impairments. Tax expense adjusted for DTA valuation adjustment and share based compensation. Detailed on slide 30

Core Bank financial highlights

FY 2020, in € bn, unless stated otherwise

	Core Bank	Change vs. FY 2019	Capital Release Unit
Revenues	24.3	6%	(0.2)
Revenues ex specific items	24.2	6%	(0.2)
Noninterest expenses	19.3	(11)%	1.9
Adjusted costs ex transformation charges[1]	18.1	(5)%	1.7
Profit (loss) before tax	3.2	n.m.	(2.2)
Adjusted profit (loss) before tax [2]	4.2	52%	(2.0)
Post-tax return on tangible equity (in %)	4.0	12 ppt	n.m.
Adjusted post-tax return on tangible equity (in %)[3]	5.7	3 ppt	n.m.
Risk weighted assets	295	6%	34
Leverage exposure (fully loaded)	1,092	5%	72

(1) Transformation charges of € 328m in Core Bank and € 162m in Capital Release Unit in FY 2020
(2) Profit (loss) before tax adjusted for specific revenue items, transformation charges as well as restructuring & severance costs and goodwill impairments. Detailed on slide 34
(3) Post-tax return on tangible equity adjusted for specific revenue items, transformation charges as well as Restructuring & Severance costs and goodwill impairments. Tax expense adjusted for DTA valuation adjustment and share based compensation. Detailed on slide 30

Core Bank adjusted post-tax RoTE

In € m, unless stated otherwise

	Q4 2019	Q4 2020	FY 2019	FY 2020
Profit (loss)	**(866)**	**489**	**(2,982)**	**2,208**
Profit (loss) attributable to noncontrolling interests	(35)	(42)	(125)	(129)
Profit (loss) attributable to additional equity components	(69)	(85)	(266)	(334)
Profit (loss) attributable to Deutsche Bank shareholders	**(970)**	**361**	**(3,372)**	**1,746**
Revenue specific items	(49)	61	(108)	(38)
Transformation charges	524	166	635	328
Goodwill impairment	(0)	-	1,037	0
Restructuring & severance	427	166	649	671
Tax adjustments	188	(116)	2,220	(261)
of which: Tax effect of above adjustment items[1]	(253)	(110)	(620)	(269)
of which: Adjustments for share based payment related effects	30	(18)	55	(29)
of which: Adjustments for DTA valuation adjustments	411	12	2,785	37
Adjusted profit (loss) attributable to Deutsche Bank shareholders	**120**	**638**	**1,061**	**2,446**
Average tangible shareholders' equity	42,504	43,763	42,698	43,143
Adjusted Post-tax RoTE (in %)	**1.1**	**5.8**	**2.5**	**5.7**

(1) Pre-tax adjustments taxed at a rate of 28%

Specific revenue items and adjusted costs – Q4 2020

In € m

Q4 2020

	CB	IB	PB	AM	C&O	Core Bank	CRU	Group
Revenues	1,230	1,888	1,982	599	(181)	5,518	(65)	5,453
DVA - IB Other / CRU	-	(23)	-	-	-	(23)	(7)	(30)
Sale of PB systems to TCS	(16)	-	(88)	-	-	(104)	-	(104)
Change in valuation of an investment - FIC S&T	-	1	-	-	-	1	-	1
Sal. Oppenheim workout – IPB	-	-	66	-	-	66	-	66
Revenues ex specific items	1,246	1,910	2,005	599	(181)	5,579	(59)	5,520

Q4 2019

	CB	IB	PB	AM	C&O	Core Bank	CRU	Group
Revenues	1,286	1,525	2,003	671	44	5,528	(180)	5,349
DVA - IB Other / CRU	-	(14)	-	-	-	(14)	(15)	(29)
Sale of PB systems to TCS	-	-	-	-	-	-	-	-
Change in valuation of an investment - FIC S&T	-	42	-	-	-	42	-	42
Sal. Oppenheim workout – IPB	-	-	21	-	-	21	-	21
Revenues ex specific items	1,286	1,497	1,982	671	44	5,479	(164)	5,315

Q3 2020

	CB	IB	PB	AM	C&O	Core Bank	CRU	Group
Revenues	1,254	2,365	2,033	563	(240)	5,974	(36)	5,938
DVA - IB Other / CRU	-	10	-	-	-	10	(2)	7
Sale of PB systems to TCS	-	-	-	-	-	-	-	-
Change in valuation of an investment - FIC S&T	-	(10)	-	-	-	(10)	-	(10)
Sal. Oppenheim workout – IPB	-	-	6	-	-	6	-	6
Revenues ex specific items	1,254	2,366	2,026	563	(240)	5,968	(34)	5,935

Q4 2020

	CB	IB	PB	AM	C&O	Core Bank	CRU	Group
Noninterest expenses	995	1,255	1,800	399	205	4,654	373	5,027
Impairment of goodwill and other intangible assets	-	-	-	-	-	-	-	-
Litigation charges, net	4	21	4	0	(79)	(50)	9	(41)
Restructuring and severance	19	6	135	5	2	166	6	172
Adjusted costs	973	1,228	1,661	394	282	4,538	358	4,896
Transformation charges[1]	15	22	49	4	77	166	41	207
Adjusted costs ex transformation charges	958	1,206	1,612	390	206	4,372	317	4,689

Q4 2019

	CB	IB	PB	AM	C&O	Core Bank	CRU	Group
Noninterest expenses	1,303	1,547	2,145	438	270	5,703	692	6,395
Impairment of goodwill and other intangible assets	-	-	-	-	-	-	-	-
Litigation charges, net	8	(9)	17	(6)	139	149	63	213
Restructuring and severance	123	98	174	3	29	427	46	473
Adjusted costs	1,172	1,458	1,954	441	102	5,127	582	5,709
Transformation charges[1]	154	134	173	21	41	524	83	608
Adjusted costs ex transformation charges	1,018	1,324	1,781	419	61	4,603	499	5,102

Q3 2020

	CB	IB	PB	AM	C&O	Core Bank	CRU	Group
Noninterest expenses	1,022	1,356	1,862	354	204	4,799	384	5,183
Impairment of goodwill and other intangible assets	-	-	-	-	-	-	-	-
Litigation charges, net	15	(5)	2	(1)	2	14	6	20
Restructuring and severance	39	5	183	7	4	239	4	243
Adjusted costs	969	1,356	1,677	347	198	4,547	374	4,921
Transformation charges[1]	15	21	8	1	23	66	38	104
Adjusted costs ex transformation charges	954	1,335	1,670	346	175	4,481	335	4,816

(1) Defined on slide 27

Specific revenue items and adjusted costs – FY 2020

In € m

	FY 2020								FY 2019							
	CB	IB	PB	AM	C&O	Core Bank	CRU	Group	CB	IB	PB	AM	C&O	Core Bank	CRU	Group
Revenues	5,145	9,283	8,126	2,229	(530)	24,253	(225)	24,028	5,244	7,019	8,206	2,332	147	22,948	217	23,165
DVA - IB Other / CRU	-	6	-	-	-	6	(8)	(2)	-	(140)	-	-	-	(140)	(35)	(175)
Sale of PB systems to TCS	(16)	-	(88)	-	-	(104)	-	(104)	-	-	-	-	-	-	-	-
Change in valuation of an investment - FIC S&T	-	22	-	-	-	22	-	22	-	143	-	-	-	143	-	143
Sal. Oppenheim workout - IPB	-	-	114	-	-	114	-	114	-	-	105	-	-	105	-	105
Update in valuation methodology - CRU	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(81)	(81)
Revenues ex specific items	5,161	9,255	8,100	2,229	(530)	24,215	(217)	23,998	5,244	7,016	8,101	2,332	147	22,840	332	23,173

	FY 2020								FY 2019							
	CB	IB	PB	AM	C&O	Core Bank	CRU	Group	CB	IB	PB	AM	C&O	Core Bank	CRU	Group
Noninterest expenses	4,218	5,413	7,539	1,527	572	19,269	1,947	21,216	4,867	6,389	8,142	1,711	566	21,676	3,400	25,076
Impairment of goodwill and other intangible assets	-	-	-	0	-	0	-	0	492	-	545	-	-	1,037	-	1,037
Litigation charges, net	99	20	83	(1)	(67)	133	25	158	(4)	135	(21)	(5)	238	344	129	473
Restructuring and severance	78	26	520	37	10	671	17	688	150	218	156	41	83	649	157	805
Adjusted costs	4,041	5,368	6,936	1,490	629	18,464	1,906	20,370	4,229	6,035	7,462	1,675	245	19,646	3,115	22,761
Transformation charges[1]	59	84	122	5	58	328	162	490	160	211	190	30	43	635	510	1,145
Adjusted costs ex transformation charges	3,982	5,284	6,813	1,485	571	18,136	1,744	19,880	4,069	5,824	7,272	1,644	202	19,011	2,605	21,616

(1) Defined on slide 27

Adjusted costs excluding transformation charges

In € m, unless stated otherwise

		Q4 2020	Q4 2019	YoY	FY 2020	FY 2019	YoY
Adjusted costs **excluding** transformation charges	Compensation and benefits	2,404	2,605	(8)%	10,260	10,981	(7)%
	IT costs	895	963	(7)%	3,605	4,035	(11)%
	Professional service fees	269	277	(3)%	964	1,130	(15)%
	Occupancy, furniture and equipment expenses	398	383	4%	1,549	1,590	(3)%
	Communication, data services, marketing	142	167	(15)%	543	673	(19)%
	Other	579	701	(17)%	2,326	2,586	(10)%
	Adjusted costs ex bank levies	**4,686**	**5,095**	**(8)%**	**19,247**	**20,994**	**(8)%**
	Bank levies	3	6	(52)%	633	622	2%
	Adjusted costs ex transformation charges	**4,689**	**5,102**	**(8)%**	**19,880**	**21,616**	**(8)%**
Reconciliation adjusted costs excluding transformation charges to adjusted costs	Compensation and benefits	2	-	n.m.	8	-	n.m.
	IT costs	69	477	(85)%	257	977	(74)%
	Professional service fees	4	8	(46)%	18	12	44%
	Occupancy	130	123	6%	196	137	43%
	Communication, data services, marketing	1	-	n.m.	7	-	n.m.
	Other	1	(0)	n.m.	4	18	(80)%
	Transformation charges	207	608	(66)%	490	1,145	(57)%
	Adjusted costs	**4,896**	**5,709**	**(14)%**	**20,370**	**22,761**	**(11)%**

Note: Per definition of Adjusted costs, compensation and benefits excludes severance. For reported compensation and benefits (which includes severance) and for general and administrative expenses (which includes IT costs, professional service fees, occupancy, furniture and equipment expenses, communication, data services and other), see the consolidated statement of income in the Q4 2020 Financial Data Supplement

Adjusted profit (loss) before tax (PBT)

In € m

Q4 2020	Reported PBT	Specific revenue items	Transformation charges[1]	Goodwill impairments	Restructuring & severance	Adjusted PBT
CB	162	16	15	-	19	211
IB	596	22	22	-	6	646
PB	9	22	49	-	135	216
AM	157	-	4	-	5	165
C&O	(333)	-	77	-	2	(254)
Core Bank	591	61	166	-	166	984
CRU	(417)	7	41	-	6	(363)
Group	175	67	207	-	172	621

Q4 2019	Reported PBT	Specific revenue items	Transformation charges[1]	Goodwill impairments	Restructuring & severance	Adjusted PBT
CB	(121)	-	154	(0)	123	156
IB	(60)	(28)	134	-	98	144
PB	(261)	(21)	173	(0)	174	65
AM	177	-	21	-	3	202
C&O	(170)	-	41	-	29	(100)
Core Bank	(435)	(49)	524	(0)	427	467
CRU	(858)	15	83	-	46	(713)
Group	(1,293)	(34)	608	(0)	473	(246)

FY 2020	Reported PBT	Specific revenue items	Transformation charges[1]	Goodwill impairments	Restructuring & severance	Adjusted PBT
CB	561	16	59	-	78	714
IB	3,171	(28)	84	-	26	3,252
PB	(124)	(26)	122	-	520	493
AM	544	-	5	0	37	586
C&O	(930)	-	58	-	10	(862)
Core Bank	3,221	(38)	328	0	671	4,182
CRU	(2,201)	8	162	-	17	(2,014)
Group	1,021	(30)	490	0	688	2,169

FY 2019	Reported PBT	Specific revenue items	Transformation charges[1]	Goodwill impairments	Restructuring & severance	Adjusted PBT
CB	92	-	160	492	150	894
IB	502	(3)	211	-	218	929
PB	(279)	(105)	190	545	156	507
AM	468	-	30	-	41	539
C&O	(247)	-	43	-	83	(121)
Core Bank	536	(108)	635	1,037	649	2,749
CRU	(3,170)	116	510	-	157	(2,388)
Group	(2,634)	8	1,145	1,037	805	361

(1) Defined on slide 27

Operating leverage[1]

In € m, unless stated otherwise

	FY 2018	FY 2019	FY 2020	FY 2019 vs. FY 2018	FY 2020 vs. FY 2019	FY 2019	FY 2020
Revenues							
Group - Revenues	25,316	23,165	24,028	(8)%	4%		
Specific revenue items	691	(8)	30	n.m.	n.m.		
Group - Revenues ex specific items	24,625	23,173	23,998	(6)%	4%		
CRU - Revenues ex specific items	1,911	332	(217)	(83)%	n.m.		
Core Bank - Revenues ex specific items	22,714	22,840	24,215	1%	6%		
Expenses							
Group noninterest expenses	23,461	25,076	21,216	7%	(15)%		
Impairment of goodwill and other intangible assets	0	1,037	0	n.m.	(100)%		
Litigation charges, net	88	473	158	n.m.	(67)%		
Restructuring and severance	563	805	688	43%	(15)%		
Group - Adjusted costs	22,810	22,761	20,370	(0)%	(11)%		
Transformation charges	0	1,145	490	n.m.	(57)%	**Operating leverage**	
Group - Adjusted costs ex transformation charges	22,810	21,616	19,880	(5)%	(8)%	(1)%	12%
CRU - Adjusted costs ex transformation charges	3,329	2,605	1,744	(22)%	(33)%	(61)%	n.m.
Core Bank - Adjusted costs ex transformation charges	19,481	19,011	18,136	(2)%	(5)%	3%	11%

Note: Reported operating leverage (year on year change in % of revenues less year on year change in % of noninterest expenses) was 19% for Group, 17% for Core Bank and n.m. for CRU for 2020 and (15)% for Group, (10)% for Core Bank and (90)% for CRU for 2019

(1) Year on year change in % of revenues excluding specific items less year on year change in % of adjusted costs excluding transformation charges

Transformation-related effects

In € bn



Deferred tax asset valuation adjustment
2,8
Pre-tax items
Goodwill impairment(1)
1,0
Restructuring & Severance(2)
0,7
Real estate charges
0.1
Software impairment(3)
1,0
Other
0.0
0.0
0,7
0.2
0.1
0,2
0.1
0,4
0.2
0.2
0.2
0.1
0.1
2019
2020
2021
2022

		Q4 2020	2019 – Q4 2020 cumulative expenses	2019 – 2022 expected cumulative expenses	% of total 2019 – Q4 2020
	Deferred Tax Asset valuation adjustment	0.0	2.8	2.9	97%
Nonoperating costs(4)	Goodwill impairment	-	1.0	1.0	100%
	Restructuring & Severance	0.2	1.4	1.9	73%
Transformation charges(5)	Real estate charges	0.1	0.3	0.5	67%
	Software impairment/ accelerated amortization	0.0	1.2	1.4	85%
	Other	0.0	0.1	0.4	31%
Total transformation-related effects					**85%**

Note: Estimated restructuring and severance, impairments, deferred tax valuation adjustments and other transformation charges in future periods are preliminary and subject to change. Non-tax items are shown on a pre-tax basis. Defined on slide 27

(1) Non-tax deductible
(2) Excludes H1 2019 Restructuring & Severance of € 0.1bn, prior to the strategic announcement on 7 July 2019
(3) Includes accelerated software amortization
(4) Excluded from adjusted costs. Definition of adjusted costs detailed on slide 27
(5) Included in adjusted costs

Bridge from EU IFRS to IASB IFRS

Profit (loss), in € m

Q4 2020


189
26
215
EU IFRS
Impact from hedge accounting in C&O
IASB IFRS

FY 2020


624
(12)
612
EU IFRS
Impact from hedge accounting in C&O
IASB IFRS

- Deutsche Bank's financial statements have historically been prepared based on the International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB") and endorsed by the European Union ("EU")
- Since 2020, the Group applies fair value hedge accounting for portfolio hedges of interest rate risk (macro hedging) to hedge account modelled deposits and fixed rate mortgages with pre-payment options under the EU carve out version of IAS 39. Therefore resulting in a difference between IFRS as endorsed by the EU and IFRS as issued by the IASB
- The Group's Q4 2020 profit is € 26m lower under IFRS as endorsed by the EU compared to IFRS as issued by the IASB (PBT € 48m lower) mainly reflecting the impact from declining euro interest rates on Fair Value hedge accounted deposits
- In FY 2020 profit is € 12m higher under IFRS as endorsed by the EU compared to IFRS as issued by the IASB (PBT € 18m higher)
- To reflect reporting obligations in Germany and the US, DB has prepared separate sets of financial reports since Q1 2020 onwards (i.e. locally: based on IFRS as adopted by the EU; US: based on IFRS as issued by the IASB)

COVID-19 impact on financials(1)

	COVID-19 impact					
	Q1 2020	Q2 2020	Q3 2020	Q4 2020	FY 2020	Full year drivers
Provision for credit losses	€ (260)m	€ (410)m	€ (76)m	€ 20m	€ (726)m	— COVID-19 related defaults lower quarter on quarter but remained elevated — Improved macro-economic outlook drove partial reversal of provisions for Stage 1 and 2 more than offsetting impact from COVID-19
CET1 ratio(2)	(40)bps	12bps	6bps	0bps	(22)bps	— Initial Credit Risk RWA increase from client drawdowns almost entirely reversed through subsequent repayment of client facilities; remaining CET1 ratio burden reflects continued rating migration and higher market risk volatility
Liquidity reserves(3)	€ (17)bn	€ 12bn	€ 8bn	€ 0bn	€ 2bn	— Full reversal of the initial stress impact as the year progressed
Level 3 assets	€ 4bn	€ (2)bn	€ (1)bn	€ (0)bn	€ 0bn	— Material reversal of the increase and transfer of assets into Level 3 seen at the end of the first quarter of 2020

(1) Reflects management estimates of the discrete impacts of COVID-19
(2) Excludes benefits of regulatory changes enacted as part of COVID-19
(3) Does not include central bank facilities provided since the outbreak of the pandemic crisis

Supporting clients through COVID-19

	# Customers	Loan Amount	
Legislative & voluntary industry-driven moratoria(1,2)	>100k	€ 9bn	— More than 90% to Private Bank clients — Represents 2% of Group loan portfolio — >90% customer moratoria expired with ~€ 1.5bn of active loan amounts outstanding(3)
Voluntary bilateral forbearance measures	~4k	€ 8bn	— Bilateral forbearance mainly in the Investment Bank and Corporate Bank
New lending subject to public guarantee schemes	~10k	€ 3.8bn	— Additional € 1.4bn committed but not yet drawn — Mainly guaranteed by KfW

(1) Population meeting criteria in EBA press release "Statement on the application of the prudential framework regarding default, forbearance and IFRS9 in light of COVID 19 measures" published on March 25, 2020. Includes loans meeting regulatory forbearance criteria to obligors whose credit standing would not be significantly affected by the current situation in the long- term

(2) Includes volumes related to active and moratoria which have already ended

(3) Includes extension of Italian Legislative Moratoria

Deposit charging

Quarterly revenue impact, € m



<10
16
32
45
57
69
Q3 2019
Q4 2019
Q1 2020
Q2 2020
Q3 2020
Q4 2020

Charging agreements[1], € bn



~20
~30
~40
~60
~75
~85
Q3 2019
Q4 2019
Q1 2020
Q2 2020
Q3 2020
Q4 2020

- Performing well against updated revenue target
- More than 90% of charging agreements currently in the Corporate Bank, increasingly protecting the franchise against potential further interest rate headwinds
- Private Bank priority remains to advise clients on investment product solutions. Deposit charging above € 100k in place for new accounts and roll-out ongoing for existing accounts

(1) Total € current account balances of Corporate Bank and Private Bank deposits with implemented charging agreements. Individual charging thresholds apply

Indicative divisional currency mix – Q4 2020



Net revenues
Other (1)
USD
GBP
EUR
CB: 19%, 13%, 0%, 67%
IB: 18%, 45%, 0%, 37%
PB: 9%, 5%, 0%, 86%
AM: 7%, 20%, 13%, 61%
Group: 11%, 21%, 1%, 67%
Total noninterest expenses
Other (1)
USD
GBP
EUR
CB: 20%, 19%, 1%, 60%
IB: 16%, 36%, 42%, 6%
PB: 7%, 4%, 3%, 87%
AM: 4%, 25%, 18%, 53%
Group: 14%, 17%, 19%, 50%

Note: Classification is based primarily on the currency of DB's Group office in which the Revenues and Noninterest expenses are recorded and therefore only provides an indicative approximation
(1) Primarily includes Singapore Dollar (SGD), Indian Rupee (INR), and Hong Kong Dollar (HKD)

Net interest income sensitivity

Hypothetical +100 bps parallel shift impact, in € bn

First year



0.6
0.3
0.9
Retail
Non-retail
Group

Currency	Maturity	Retail	Non-retail	Group
EUR	> 3M	0.3	0.1	0.3
EUR	≤ 3M	0.4	0.2	0.6
USD	> 3M	0.0	0.0	0.0
USD	≤ 3M	0.0	0.0	0.0

Second year



1.0
0.5
1.4
Retail
Non-retail
Group

Currency	Maturity	Retail	Non-retail	Group
EUR	> 3M	0.5	0.2	0.6
EUR	≤ 3M	0.4	0.2	0.6
USD	> 3M	0.0	0.1	0.1
USD	≤ 3M	0.0	0.0	0.0

Note: Estimates are based on a static balance sheet, excluding trading positions and DWS, and at constant exchange rates. The parallel yield curve shift by +100 basis points assumes an immediate increase of all interest rate tenors and no additional management action. Figures do not include Mark-to-Market / Other Comprehensive Income effects on centrally managed positions not eligible for hedge accounting. Unchanged rates impact estimated as delta between annualized last quarter's NII and first and second 12 months' NII forecast under unchanged interest rates respectively

Litigation update

In € bn, period end

Litigation provisions[1]


1,1
1,0
1,1
1,0
0,8
Q4 2019
Q1 2020
Q2 2020
Q3 2020
Q4 2020

Contingent liabilities[1]


2,2
2,0
2,0
2,1
2,1
Q4 2019
Q1 2020
Q2 2020
Q3 2020
Q4 2020

- Provisions decreased by € 0.1bn in the quarter
- Provisions include approximately € 0.1bn related to settlements already achieved or agreed in principle
- Contingent liabilities remained stable quarter on quarter. Contingent liabilities include possible obligations where an estimate can be made and outflow is more than remote but less than probable for significant matters

Note: Figures reflect current status of individual matters and provisions. Litigation provisions and contingent liabilities are subject to potential further developments
(1) Includes civil litigation and regulatory enforcement matters

Provision for credit losses and stage 3 loans

Provision for credit losses, € m


Private Bank
Investment Bank
Corporate Bank
Capital Release Unit
723
109
284
344
(14)
506
14
243
106
139
761
29
363
145
225
273
7
42
52
-174
251
73
30
173
(21)
1792
29
688
366
711
FY 2019
Q1
Q2
Q3
Q4
FY 2020

Provision for credit losses (% of loans)[1]	FY 2019	Q1	Q2	Q3	Q4	FY 2020
Group	0.17%	0.46%	0.67%	0.25%	0.23%	0.41%
CB	0.25%	0.35%	0.46%	0.14%	0.26%	0.31%
IB	0.15%	1.23%	1.71%	0.28%	0.17%	0.89%
PB	0.16%	0.24%	0.39%	0.30%	0.29%	0.31%

Stage 3 at amortised cost, € bn


PB (ex-POCI)
CRU (ex-POCI)
CB (ex-POCI)
Purchased or Originated Credit Impaired (POCI)
IB (ex-POCI)
Group Stage 3 loans at amortized cost %(2)
2.2%
2.2%
2.8%
2.9%
2.9%
9.7
2,2
0.6
0.5
1,9
4,5
10.1
2,1
0.8
0.5
2,0
4,8
12.4
2,0
0.4
1,7
2,4
5,8
12.6
2,0
0.4
2,0
2,5
5,7
12.4
1,7
0.4
2,0
2,3
6,0
Q4 2019
Q1
Q2
Q3
Q4 2020

Coverage Ratio [3,4]	Q4 2019	Q1	Q2	Q3	Q4 2020
Group	40%	39%	33%	33%	34%
CB	44%	47%	43%	42%	46%
IB	20%	18%	17%	16%	14%
PB	41%	39%	32%	35%	35%

Note: Provisions for credit losses in the Corporate & Other and Asset Management segments are not shown on this chart but are included in the DB Group totals
(1) 2020 Quarter-to-date provision for credit losses annualized as % of quarter-to-date average loans gross of allowance at amortized cost (€ 431bn as of 4Q20). 2020 Year-to-date provision for credit losses as % of year-to-date average loans gross of allowance at amortized cost (€ 438bn as full year 2020)
(2) IFRS 9 stage 3 assets at amortized cost including POCI as % of loans at amortized cost (€ 432bn as of 31 December 2020)
(3) IFRS 9 stage 3 allowance for credit losses for assets at amortized cost excluding POCI divided by stage 3 assets at amortized cost excluding POCI
(4) IFRS 9 stage 1 coverage ratio for assets at amortized cost (excluding country risk allowance) is 0.1% and IFRS 9 stage 2 coverage ratio for assets at amortized cost (excluding country risk allowance) is 1.8% as of 31 December 2020

Loan book

In € bn, period end



Change vs. Q4 2019
Reported
ex FX
Global Transaction Banking
Strategic Corporate Lending
Commercial Banking
Investment Bank
Wealth Management
Private & Commercial Business International
Private Bank Germany
Capital Release Unit
Other (1)
415
65
5
47
69
42
32
145
6
5
Q1 2019
419
66
5
48
69
41
32
146
6
5
Q2 2019
431
66
5
49
74
43
33
148
9
4
Q3 2019
434
66
4
50
75
43
32
151
9
4
Q4 2019
459
65
15
50
87
44
32
152
9
3
Q1 2020
442
59
11
50
80
44
32
155
9
3
Q2 2020
433
56
8
50
73
44
32
158
8
3
Q3 2020
432
58
6
51
69
44
32
161
8
3
Q4 2020
(12)%
(7)%
n.m.
n.m.
2%
2%
(8)%
(2)%
2%
8%
0%
1%
6%
6%

Note: Loan amounts are gross of allowances for loan losses

(1) Mainly includes Corporate & Other

Loan book composition

Q4 2020, IFRS loans: € 432bn



Capital Release Unit
Other(1)
1%
2%
IB Other(3)
6%
Leveraged Debt Capital Markets
1%
Asset Backed Securities
5%
IB - Commercial Real Estate
4%
CB - Commercial Real Estate(2)
Strategic Corporate Lending
1%
1%
Commercial Banking
10%
Global Transaction Banking
13%
1%
PB Other
10%
Wealth Management
2%
Business Finance
6%
Consumer Finance
3%
International Mortgages
33%
German Mortgages
Private Bank
Corporate Bank
Investment Bank
Capital Release Unit
Other

- Well diversified loan portfolio
- 55% of loan portfolio in Private Bank, mainly consisting of German retail mortgages and wealth management
- 27% of loan portfolio in Corporate Bank, with loans in Global Transaction Banking (predominantly trade finance to corporate and institutional clients) and Commercial Banking (various loan products to SME clients in Germany)
- 16% of loan portfolio in Investment Bank, comprising well-secured, mainly asset backed loans, commercial real estate loans and collateralized financing
- Well-positioned to withstand downside risks due to conservative underwriting standards and risk appetite frameworks limiting concentration risk

Note: Loan amounts are gross of allowances for loans
(1) Mainly Corporate & Other
(2) Non-recourse Commercial Real Estate business
(3) Includes APAC Commercial Real Estate business

Loan exposure by rating buckets

Preliminary



Exposure at Default (EAD) (€ bn)(1)
Risk mitigation(2)
Adjusted exposure (LGD basis)
38
21
17
69
36
33
156
115
41
141
104
37
43
32
11
8
6
2
11
5
5
iAAA-iAA
iA
iBBB
iBB
iB
iCCC
Default

	iAAA-iAA	iA	iBBB	iBB	iB	iCCC	Default
Probability of default (bps)	0 - 4	4 - 11	11 - 50	50 - 227	227 – 1,022	>1,022	N/A
Regulatory Expected Loss (€ m)(3)	2	13	101	328	475	348	2,798
Allowance for credit losses (€ m)	1	4	51	276	483	360	3,632

(1) EAD for loans gross of allowances for loan losses across IRBA/CRSA and securitization frameworks
(2) Risk mitigation reflects difference between EAD and Adjusted Exposure (Loss given default basis), namely asset collateral, hedges and other risk mitigation
(3) Excludes Purchase of Credit Impaired (POCI) assets

Level 3 assets

As of 31 December 2020, in € bn

Assets (total: € 24bn)


Equity securities
Mortgage backed securities
Other
1
1
0
Debt securities
5
Derivative Assets
9
8
Loans

Movements in balances


24
18
6
7
(8)
1
24
19
4
CRU
31 Dec 2019
Purchases/ Issuances(1)
Sales / Settle-ments
Others(2)
31 Dec 2020

- Level 3 is an indicator of valuation uncertainty and not of asset quality
- The slight decrease in Level 3 assets reflects:
  - Portfolios are not static with significant turnover during the year
  - Material reversal of Q1 2020 increases from COVID-19 impacts
- Variety of mitigants to valuation uncertainty
  - Prudent Valuation capital deductions(3) specific to Level 3 balances of ~€ 0.6bn
  - Uncertain inputs often hedged
  - Exchange of collateral with derivative counterparties

(1) Issuances include cash amounts paid on the primary issuance of a loan to a borrower
(2) Includes COVID-19 impacts, other transfers into (out of) level 3 as well as mark-to-market adjustments
(3) Additional value adjustments deducted from CET 1 capital pursuant to Article 34 of Regulation (EU) No. 2019/876 (CRR)

Leverage exposure and risk weighted assets

CRD4, fully loaded, in € bn, period end

Leverage exposure

Risk weighted assets



329
329
1,101
1,078
Trading assets
117
105
35
Derivatives(1)
142
141
27
Lending
429
428
113
Lending commitments(2)
102
101
35
Reverse repo / securities borrowed
87
83
2
7
Cash and deposits with banks (3)
90
90
Other
135
131
42
Q3 2020
Q4 2020
Q4 2020
Operational Risk RWA
69
69
Market Risk RWA
29
Credit valuation adjustments
8
Credit Risk RWA
223
Q4 2020

(1) Excludes any related Market Risk RWA which have been fully allocated to non-derivatives trading assets
(2) Includes contingent liabilities
(3) Excludes € 97bn (Q3 2020) and € 85bn (Q4 2020) of certain central bank balances in line with the ECB's decision for Euro Area banks under its supervision dated 17 September 2020

Trading book Value at Risk

DB Group, 99%, 1 day, in € m, unless stated otherwise


Historical Simulation VaR
Quarterly average
∅ 35
∅ 35
∅ 82
∅ 73
∅ 46
140
120
100
80
60
40
20
0
Q4 2019
Q1 2020
Q2 2020
Q3 2020
Q4 2020

Note: Deutsche Bank received regulatory approval for the Value at Risk model for Risk Management and Capital to transition to Historical Simulation, as of 1 Oct 2020. Prior to Q4 2020 capital calculations were managed using a Monte Carlo VaR model

Assets under Management – Private Bank

In € bn

	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020
Assets under Management	**473**	**478**	**481**	**482**	**442**	**471**	**477**	**493**
Private Bank Germany	**207**	**211**	**211**	**213**	**197**	**209**	**212**	**222**
therein: Deposits (1)	106	108	106	104	106	106	107	108
therein: Investment Products (2)	102	103	105	109	91	103	106	114
International Private Bank	**265**	**266**	**271**	**269**	**245**	**263**	**265**	**272**
by product:								
Deposits (1)	63	64	63	60	58	57	57	56
Investment Products (2)	202	203	207	209	187	205	207	216
by client segmentation:								
IPB Personal Banking (3)	20	20	20	20	18	19	19	19
IPB Private Banking (4) and Wealth Management	245	246	251	250	227	244	245	252
by region: (5)								
Americas	28	28	28	28	25	27	27	28
APAC	58	58	59	61	56	61	60	62
Germany	85	86	87	85	76	81	83	85
EMEA	49	49	49	48	45	48	48	49
Italy	33	33	34	34	31	33	34	35
Spain	13	13	13	13	12	13	13	13
Net flows - Assets under Management	**6.5**	**4.4**	**(1.1)**	**(5.7)**	**0.7**	**5.9**	**4.6**	**4.6**
Private Bank Germany	**4.1**	**3.1**	**(1.4)**	**(1.5)**	**0.6**	**2.1**	**1.6**	**2.2**
therein: Deposits (1),(6)	3.5	2.3	(2.2)	(1.5)	(0.8)	0.5	0.5	1.1
therein: Investment Products (2),(6)	0.6	0.7	0.8	0.0	1.3	1.6	1.0	1.1
International Private Bank	**2.3**	**1.3**	**0.3**	**(4.2)**	**0.2**	**3.8**	**3.1**	**2.4**
by product:								
therein: Deposits (1),(6)	1.3	0.8	(1.1)	(2.5)	(2.3)	0.1	0.9	0.3
therein: Investment Products (2),(6)	1.1	0.5	1.4	(1.7)	2.4	3.8	2.2	2.1
by client segmentation:								
IPB Personal Banking (3)	0.3	(0.0)	(0.4)	(0.4)	0.1	0.0	(0.0)	(0.0)
IPB Private Banking (4) and Wealth Management	2.0	1.3	0.7	(3.7)	0.1	3.8	3.1	2.4

(1) Deposits are considered assets under management if they serve investment purposes. In the Private Bank Germany, IPB Personal Banking and IPB Private Banking, this includes time deposits and savings deposits. In IPB Wealth Management, it is assumed that all customer deposits are held with us primarily for investment purposes and deposits under discretionary and wealth advisory mandate type were reported as Investment products
(2) Investment Products also include Insurances
(3) Including small businesses in Italy, Spain and India
(4) Including small & mid caps in Italy, Spain and India
(5) Regional view is based on a client view
(6) Net Flows as reported also include shifts between Deposits and Investment Products

Cautionary statements

The figures in this presentation are preliminary and unaudited. Our Annual Report 2020 and SEC Form 20-F are scheduled to be published on 12 March 2021.

This presentation contains forward-looking statements. Forward-looking statements are statements that are not historical facts; they include statements about our beliefs and expectations and the assumptions underlying them. These statements are based on plans, estimates and projections as they are currently available to the management of Deutsche Bank. Forward-looking statements therefore speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

By their very nature, forward-looking statements involve risks and uncertainties. A number of important factors could therefore cause actual results to differ materially from those contained in any forward-looking statement. Such factors include the conditions in the financial markets in Germany, in Europe, in the United States and elsewhere from which we derive a substantial portion of our revenues and in which we hold a substantial portion of our assets, the development of asset prices and market volatility, potential defaults of borrowers or trading counterparties, the implementation of our strategic initiatives, the reliability of our risk management policies, procedures and methods, and other risks referenced in our filings with the U.S. Securities and Exchange Commission. Such factors are described in detail in our SEC Form 20-F of 20 March 2020 under the heading "Risk Factors." Copies of this document are readily available upon request or can be downloaded from www.db.com/ir.

This presentation also contains non-IFRS financial measures. For a reconciliation to directly comparable figures reported under IFRS, to the extent such reconciliation is not provided in this presentation, refer to the Q4 2020 Financial Data Supplement, which is accompanying this presentation and available at www.db.com/ir.